EXHIBIT 11


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               MIRAGE RESORTS, INCORPORATED AND SUBSIDIARIES

            COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK


                                                Three months ended March 31
                                                ----------------------------
                                                     1997            1996
                                                -------------   ------------
Weighted-average shares outstanding.......       178,453,799     183,805,496

Common stock equivalents..................        12,077,867      11,888,308
                                                ------------    ------------
Weighted-average shares outstanding and
 common stock equivalents used in the
 computation of primary earnings per
 share....................................       190,531,666     195,693,804

Additional shares for fully diluted
 calculation..............................         1,444,227       1,572,404
                                                ------------    ------------
Total shares outstanding assuming full
 dilution.................................       191,975,893     197,266,208
                                                ============    ============

Net income................................      $ 54,464,000    $ 64,587,000

Primary earnings per share................      $       0.29    $       0.33

Fully diluted earnings per share..........      $       0.28    $       0.33
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